Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of MultiSensor AI Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an exhibit to such statement.

Dated: July 3, 2024

325 CAPITAL MASTER FUND LP

By:	325 Capital GP, LLC, its General Partner

By:	/s/ Michael Braner
Name:	Michael Braner
Title	Managing Member

325 CAPITAL GP, LLC

By:	/s/ Michael Braner
Name:	Michael Braner
Title	Managing Member

325 CAPITAL LLC

By:	/s/ Michael Braner
Name:	Michael Braner
Title	Managing Member

MICHAEL BRANER

By:	/s/ Michael Braner
Name:	Michael Braner

DANIEL FRIEDBERG

By:	/s/ Daniel Friedberg
Name:	Daniel Friedberg

ANIL SHRIVASTAVA

By:	/s/ Anil Shrivastava
Name:	Anil Shrivastava